Exhibit 99.1
Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO UPGRADES OPERATIONS SUPPORT
WITH NEW MANAGEMENT HIRES

CRANFORD, NJ, July 25, 2011 – Metalico, Inc. (NYSE Amex: MEA), a leading scrap metal recycler that has enjoyed explosive growth in recent years, has added to the depth of its management team with three industry veterans to help guide its future internal development and overall expansion.

The Company has retained Pete Meyers as its Vice President of Ferrous Sales and Marketing and John Tiziani as Vice President and Chief Analytics Officer. Both will work primarily out of Metalico’s Cranford, New Jersey corporate headquarters. Rick Rothfuss joins Metalico as general manager of its new Buffalo, New York-area shredding facility.

Meyers, 44, formerly managed ferrous scrap trading for ProTrade Steel Co., a national scrap metal brokerage firm. He has more than twenty years of experience in scrap trading, including stops at prominent brokerage houses Tube City, Inc. and the David J. Joseph Company. He has also supervised scrap transportation and coordination.

Tiziani until recently served as Vice President of Finance and Administration Chief Financial Officer for east coast divisions of national scrap metal recycler Sims Metal Management He has worked extensively in cost accounting, Sarbanes-Oxley compliance, budgeting, financial reporting and commercial due diligence in a career of more than seventeen years in the scrap metal recycling business. Tiziani, 45, will have responsibilities for financial, informational, and reporting oversight at Metalico.

Rothfuss, 54, has been in the scrap metal recycling industry for more than twenty-five years, and supervised shredder operations for Gerdau Ameristeel Corporation’s Buffalo Division. He will have primary managerial responsibility for the 96” x 104” metal shredder Metalico is currently installing on a 44-acre site in suburban Buffalo.

“We’re pleased to add people with Pete’s, John’s, and Rick’s superior operational skills and backgrounds to our management team,” said Carlos E. Agüero, Metalico’s President and Chief Executive Officer. “As Metalico grows, the Company can use the expertise they provide to help develop our current facilities while pursuing new opportunities. Bringing them on board continues the momentum we’ve generated through 2011.”

He added, “We’re excited about the growth prospects in the industry and we feel we are well positioned to capitalize on them.”

Metalico, Inc. is a holding company with operations in three principal business segments: ferrous and non-ferrous scrap metal recycling, PGM and Minor Metals recycling, and fabrication of lead-based products. The Company operates twenty-six recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE Amex under the symbol MEA.

Contact: Metalico, Inc.

Carlos E. Agüero
Michael J. Drury
info@metalico.com

186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
FAX: (908) 497-1097
www.metalico.com

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